Exhibit 99.1

               Coach Reports First Quarter Earnings Growth of 40%

                         Ahead of Analysts' Expectations

           Increases FY07 Guidance to At Least $1.63; Up 28% from FY06

     NEW YORK--(BUSINESS WIRE)--Oct. 24, 2006--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced an increase of 40% in earnings per diluted share to $0.34 for its first fiscal quarter ended September 30, 2006, up from $0.24 per diluted share a year ago. This substantial increase in earnings from the prior year's first quarter reflected a 23% gain in net sales combined with operating margin improvement.

     In the first quarter, net sales were $554 million compared with the $449 million reported in the same period of the prior year. Net income rose 34% to $126 million, or $0.34 per diluted share, compared with $94 million, or $0.24 per diluted share in the prior year. These results were ahead of the analysts' consensus estimate of $0.31 per share and the company's guidance of $0.30.

     Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "Our exceptional results this quarter reflect the strength of our franchise and the enthusiastic reception to our product offerings. Further fueling our results has been the continued rapid growth in the U.S. premium handbag market, as consumers continue to trade up within the category. Given the strength of our product pipeline, breadth of our assortment and shoppers' strong interest in accessories for gifts and self-purchase, Coach is clearly well positioned for another excellent holiday season."

     Quarterly operating income totaled $198 million, up 36% from the $145 million reported in the comparable year ago period, while operating margin rose to 35.7%, a 340 basis point improvement from the 32.3% reported for the prior year. During the quarter, gross profit rose 24% to $425 million from $341 million a year ago. Gross margin expanded by 70 basis points from 76.0% to 76.7%, driven by gains from product mix shifts and supply chain initiatives. SG&A expenses as a percentage of net sales declined 270 basis points to 41.0%, compared to the 43.7% reported in the year-ago quarter.

     First fiscal quarter sales results in each of Coach's primary channels of distribution grew as follows:

     -- Direct-to-consumer sales increased 29% to $404 million from $315 million last year. U.S. comparable store sales for the quarter rose 21.4%, with retail stores up 16.0% and factory store sales up 27.1%. In Japan, sales rose 21% on a constant-currency basis, while dollar sales rose 16% due to a weaker yen. Comparable location sales in Japan rose at a mid-single-digit rate for the quarter.

     -- Indirect sales increased 11% to $150 million in the first quarter from the $134 million reported for the prior year. Coach enjoyed excellent gains at POS for all U.S. indirect businesses, including department stores and business-to-business, which were not fully reflected in reported sales due to timing of shipments.

     During the first quarter of fiscal 2007, the company opened 12 retail stores and one net factory store in North America, bringing the total to 230 retail stores and 87 factory stores as of September 30, 2006. In addition, two factory stores were expanded. In Japan, Coach opened eight and expanded two retail locations.

     Mr. Frankfort continued, "Our first quarter results were fueled by innovative transitional and new fall product. Each of our monthly introductions was very well received, starting in July with Signature Stripe, our first new major lifestyle collection of the year. This was followed by Chelsea in August, and by a fresh group of Hamptons silhouettes in September. Our excellent performance has continued into October with the successful introduction of Legacy, our second new major lifestyle collection. This collection, which was inspired by Coach's heritage, to celebrate our 65th anniversary, has become an instant success."

    "For Holiday, our Legacy collection will remain a key focus. In addition, a range of Patchwork handbags, in best-selling Coach silhouettes, will be interpreted in neutral shades with contrasting accents and trimmed in vintage leather. Our Soho collection will be updated with the launch of Soho Stitched in both leather and Signature, while a fresh group of Duffles will be presented in vintage leather and Signature. Also, the always popular Gallery Totes will be available in a range of fabrications and embellishments. Finally, a broad assortment of gifts under $100, geared to the more price-sensitive consumer, will round out the holiday offering."

     "During this quarter, as planned, we will add seven more retail stores in the U.S. before holiday, bringing the fiscal year-to-date total to 19 new retail stores. At the same time in Japan, Coach will open two new retail locations."

     The company estimates second fiscal quarter sales of about $785 million, representing a year-over-year increase of about 21% and earnings per diluted share of $0.56, up over 25%, and ahead of the analysts' consensus of $0.55. For the fiscal year 2007 the company expects to generate sales of about $2.55 billion, an increase of 21% from prior year, and earnings per diluted share of at least $1.63, ahead of the analysts' consensus of $1.58, and representing an increase of at least 28%.

     The company also announced that during the first fiscal quarter, it repurchased and retired five million shares of its common stock at an average cost of $29.99, completing its existing stock buyback program. Accordingly, the Board of Directors has authorized a new repurchase program, allowing the company to buy back up to an aggregate of $500 million of its common stock through June 2008.

     Coach will host a conference call to review first fiscal quarter results at 8:30 a.m. (ET) today, October 24, 2006. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

     Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on the New York Stock Exchange under the symbol COH.

     This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.


                            COACH, INC.
----------------------------------------------------------------------
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------
    For the Quarters Ended September 30, 2006 and October 1, 2005
----------------------------------------------------------------------
                (in thousands, except per share data)
----------------------------------------------------------------------
                             (unaudited)
----------------------------------------------------------------------

                                                  QUARTER ENDED
                                           ---------------------------
                                           September 30,  October 1,
                                               2006          2005
                                           ------------- -------------

 Net sales                                     $553,851      $448,951

 Cost of sales                                  129,171       107,590
                                           ------------- -------------

  Gross profit                                  424,680       341,361

 Selling, general and administrative
  expense                                       227,014       196,252
                                           ------------- -------------

  Operating income                              197,666       145,109

 Interest income, net                             6,589         5,887
                                           ------------- -------------

 Income before provision for income taxes       204,255       150,996

 Provision for income taxes                      78,639        57,381
                                           ------------- -------------

  Net income                                   $125,616       $93,615
                                           ============= =============


 Net income per share

  Basic                                           $0.34         $0.25
                                           ============= =============

  Diluted                                         $0.34         $0.24
                                           ============= =============

 Shares used in computing net income per
  share

  Basic                                         368,171       379,551
                                           ============= =============

  Diluted                                       373,672       389,972
                                           ============= =============


                             COACH, INC.
----------------------------------------------------------------------
                CONDENSED CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
       At September 30, 2006, July 1, 2006 and October 1, 2005
----------------------------------------------------------------------
                            (in thousands)
----------------------------------------------------------------------

                             September 30,    July 1,     October 1,
                                 2006          2006          2005
                             ------------- ------------- -------------
                              (unaudited)                 (unaudited)
ASSETS

Cash, cash equivalents and
 short-term investments          $456,333      $537,565      $447,630
Receivables                       118,082        84,361       104,906
Inventories                       300,855       233,494       215,251
Other current assets              148,137       119,062        95,761
                             ------------- ------------- -------------

Total current assets            1,023,407       974,482       863,548

Property and equipment, net       320,996       298,531       214,170
Long-term investments                   -             -        90,890
Other noncurrent assets           332,097       353,507       333,164
                             ------------- ------------- -------------

     Total assets              $1,676,500    $1,626,520    $1,501,772
                             ============= ============= =============

LIABILITIES AND
 STOCKHOLDERS' EQUITY

Accounts payable                  $86,173       $79,819       $70,250
Accrued liabilities               301,155       261,835       210,274
Subsidiary credit
 facilities                         7,380             -         4,867
Current portion of long-
 term debt                            235           170           170
                             ------------- ------------- -------------

Total current liabilities         394,943       341,824       285,561

Long-term debt                      2,865         3,100         3,100
Other liabilities                  86,580        92,862        46,359

Stockholders' equity            1,192,112     1,188,734     1,166,752
                             ------------- ------------- -------------

     Total liabilities and
      stockholders' equity     $1,676,500    $1,626,520    $1,501,772
                             ============= ============= =============


     CONTACT: Coach
              Analysts & Media:
              Andrea Shaw Resnick, 212-629-2618
              VP Investor Relations & Corporate Communications